UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                Pursuant to Section 13 or 15(d) of the Securities
                       Exchange Act of 1934 DATE OF REPORT

               (DATE OF EARLIEST EVENT REPORTED): AUGUST 16, 2004


                         COMMISSION FILE NUMBER 0-16240

                            JB OXFORD HOLDINGS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

UTAH                                                      95-4099866
(State or other jurisdiction of            (I.R.S. Employer Identification  No.)
incorporation or organization)

9665 Wilshire Blvd., Suite 300                                90212
Beverly Hills, California                                   (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code        (310) 777-8888

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

      On August 20, 2004, the Registrant entered into an agreement with North American Clearing, Inc. to sell all of its clearing rights for the correspondent accounts of its wholly-owned subsidiary National Clearing Corp. ("NCC"). Under the terms of the agreement, the Registrant will receive an initial payment of up to $100,000, and will receive 50% of the revenue related to the transferred correspondent accounts over the next five years, up to a maximum total payment of $2.5 million. It is expected that the transaction will close in the third quarter of 2004.

      Once the sale of the correspondent accounts of NCC and the pending sale of the on-line brokerage accounts of the Registrant's other wholly-owned subsidiary JB Oxford & Company ("JBOC") are consummated, the Registrant's primary source of income will be earnings on the proceeds from those two transactions. The Registrant has not yet made any determination about future business plans once the transactions are completed, and management anticipates that it will take at least one year from the closings to wind up the brokerage operations of the two subsidiaries and the liabilities associated with each of them. During the next 12 to 18 months, the Registrant will evaluate available business opportunities, and has no current plan to liquidate the Company. Management anticipates that the proceeds from these transactions, together with earnings on such proceeds, will provide the Registrant with sufficient liquidity to maintain its offices and a minimal staff until such time as a new business venture is decided upon.

ITEM 2.03       CREATION OF A DIRECT FINANCIAL OBLIGATION.

         On August 20, 2004, NCC settled two pending arbitrations involving claims of approximately 60 former customers of correspondent firms that previously cleared through NCC. The settlement contemplates a lump sum payment by the Registrant of $1.25 million on or before October 18, 2004. While the Company has not specifically recorded an accrual for this settlement, it does maintain a general litigation reserve of which a portion may be used to offset the charge for this settlement. The Company will evaluate the adequacy of its general litigation reserve at the end of the third quarter. As a result of this settlement, the Company expects to record a charge of $750,000.

ITEM 2.02       RESULTS OF OPERATION AND FINANCIAL CONDITION.

      On August 16, 2004, the Registrant issued the press release attached hereto as Exhibit 99.1 announcing financial results for the second quarter of 2004.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

JB OXFORD HOLDINGS, INC.

By: /s/ Michael J. Chiodo
---------------------------
Michael J. Chiodo, CFO

Dated: August 24,  2004